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                                   EXHIBIT 5.1
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                                January 25, 1998

THE BOARD OF DIRECTORS OF
PROVIDENT AMERICAN CORPORATION
2500 DeKalb Pike
P.O. Box 511
Norristown, PA  19404-0511


         Re:      Form S-8 Registration Statement
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Gentlemen:

         We have acted as counsel to Provident American Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offer and sale of 750,000 shares of the Company's Common Stock, $.10 par value (the "Shares") under The Provident Military Market Stock Option Plan.

         As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Articles of Incorporation and By-Laws, as amended to date, the corporate minutes and other proceedings and records relating to the authorization, sale, and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion. Based upon the foregoing, it is our opinion that each of the Shares to be offered pursuant to the Registration Statement, when paid for, will be duly authorized, legally and validly issued and outstanding, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the Registration Statement and to the references to us under the heading "Interests of Named Experts and Counsel" in this Registration Statement.

                                         Very truly yours,

                                         BUTERA, BEAUSANG, COHEN & BRENNAN




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